Exhibit 99.1

CALIFORNIA AMERICAN WATER APPLIES FOR NEW REVENUE TO FUND INFRASTRUCTURE AND SERVICE IMPROVEMENTS

SAN DIEGO (July 5, 2022) – California American Water has filed an application to set new rates in each of its service areas for 2024 through 2026. The new rates would take effect January 1, 2024, pending approval by the California Public Utilities Commission. The application includes infrastructure renewals, wildfire mitigation, climate resiliency efforts and strengthening affordability programs.

The application seeks a request from California American Water for $462 million for infrastructure improvements and investment between 2023-25. The request provides funding to renew and replace water treatment facilities, pumps, and pipelines in our systems around the state. This application is seeking to raise revenue by approximately $95 million over three years, beginning with a $56 million increase proposed for January 1, 2024. This increase is based on 2024 authorized revenues calculated at current rates. The average impact to customer bills on January 1, 2024 will be between approximately $2.45 and $7.87 per month, depending on region. Specific increases for each service area vary and are detailed in the filing.

“This filing marks the beginning of an 18-month regulatory approval process during which our customers will be notified and have the opportunity for input several times before a decision is made” said California American Water President Kevin Tilden. “Our application balances the infrastructure investment and operations needed to support sustainable water and wastewater systems while addressing affordability and climate resiliency. This proposal seeks to continue to provide customers with excellent value for their service and maintain our systems to supply high-quality water and wastewater service.”

One particular focus of the request is to improve the climate change resiliency of our systems. These measures include fire assessment analysis at company facilities around the state as well as active mitigation measures undertaken in some high-risk zones. The activities also include the bolstering of back-up generator power for use during emergencies like wildfires or Public Safety Power Shutoffs.

California American Water also continues its commitment to affordability with proposals for rate consolidation, increased funding for customer assistance programs and additional hardship funds.

The increased rates proposed in the rate petition are a request only. The CPUC will make the final decision regarding the actual increase. The CPUC will hold Public Participation Hearings on this request to get input from customers and the public. California American Water will notify customers of the time, date and location once the hearings are set. Rates will not be adjusted until this request undergoes extensive public scrutiny by the CPUC. This process will include extensive independent review and public evidentiary hearings. The process is expected to conclude in late 2023, with new rates taking effect by January 1, 2024.

About California American Water: California American Water, a subsidiary of American Water (NYSE: AWK), provides high-quality and reliable water and wastewater services to more than 725,000 people. Information regarding California American Water’s service areas can be found on the company’s website www.californiaamwater.com.

About American Water: With a history dating back to 1886, American Water (NYSE: AWK) is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

Media Contacts
Evan Jacobs
Director of External Affairs
Phone: 707-495-6135
Email: evan.jacobs@amwater.com

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